LIBERTY STAR URANIUM & METALS CORP.

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-1118

http://www.libertystaruranium.com/

April 16, 2007
NR 47	OTCBB: LBSU

FOR IMMEDIATE DISSEMINATION

Liberty Star Announces Name Change to

Reflect Current Business; Uranium Mining Set to Resume 2,400 Feet From a Liberty Star Pipe Target in Its North Pipe Super Project; and Progress on Elle Joint Venture.

Tucson, Arizona—April 16, 2007—Liberty Star Uranium & Metals Corp. (the “Company”), (OTCBB symbol: LBSU) is pleased to announce that it has changed its name, effective at the open of trading April 16, 2007, from Liberty Star Gold Corp. The new stock symbol is LBSU. The name change was made to reflect the Company’s current concentrated efforts on its North Pipes Super Project, located in an area where eight uranium mines were brought into production during the 1970s and early 1980s. While Liberty Star still holds substantial mineral claims in Alaska which target primarily copper and gold, the Company’s current focus and exploration activity is all targeting uranium pipes in Arizona.

In related news, the Company has learned that Denison Mines Corp. (TSX: DML.TO) plans to reopen a uranium mine located approximately 2,400 feet southwest of one of the Company’s pipe targets, according to the Associated Press.

A report in the Wednesday, March 28 Arizona Daily Sun, Flagstaff, Arizona—from the Bureau of Land Management—stated that the number of uranium claims of all parties operating in the Arizona Strip area has doubled to about 4,000. Liberty Star holds more than 1,500 of those federal lode mining claims and two Arizona State Mineral Exploration Permits. These Liberty Star lands cover at least 293 breccia pipe targets (Pipes) which have the potential to bear uranium.

“We have one pipe target, as yet untested, about 2,400 feet from the Arizona #1 Mine, which has been announced will be put back into production,” said Liberty Star President James Briscoe, “and, we have 13 more pipe targets covered by approximately six square miles of mining claims surrounding the entire mine area,” he continued.

Denison also owns the nearest uranium processing mill, in Blanding, southern Utah, and will resume mining in northern Arizona after a nearly 15-year hiatus, according to the AP. “During the last 6 years the price of uranium has gone from $7 per pound to $113 per pound last week,” said Liberty Star’s Briscoe.

Liberty Star also announces the initial results from drilling the electrical geophysical targets on the Elle joint venture where two holes, Elle 01 and Hada 01 on the respective pipe targets, were drilled. Both holes failed to intersect the breccia center—refer to Liberty Star’s web site for a diagram of a typical pipe depicted by the US Geological Survey (USGS). It appears that in spite of positive results cited by the USGS and Liberty Star’s geophysical contractor, the CS/NS AMT geophysics cannot clearly define mineralized breccia at depth. As a result the third hole—Hermina 01—was postponed. Downhole geophysics, known as TEM, has also not indicated mineralization near the holes. Geophysical studies using different techniques both on the ground—surface TEM—and by helicopter—VTEM—are ongoing. Geochemical surveys are being conducted by Liberty Star over other pipes to define how this methodology can be used to target mineral zones, both for the Elle joint venture and for the other pipe targets held by Liberty Star. Liberty Star and XState will continue to evaluate these studies to determine how to most effectively continue the program. This is part of the exploration process. Much valuable information has been gained and we believe additional drilling will penetrate the breccia pipes.

As previously released, Liberty Star has completed its Phase 1 objective of gaining a critical mass of Pipe targets. Phase 2, which begins immediately, will be testing these Pipes by appropriate means which will include more detailed geology, geochemistry, and geophysics and, where warranted, drilling.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that we will continue to determine how to most effectively continue the joint venture program; that we believe additional drilling will penetrate the breccia pipes; and that we will conduct more detailed geology, geochemistry, and geophysics and, where warranted, drilling.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that we may be unable to agree with our joint venture partners as to the work to be performed; that our application to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; that results which we or others have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact: Tracy Myers, Investor Relations, (520) 731-8786

Mr. Briscoe was interviewed on February 7 by CEO Radio Network about Liberty Star and its programs.

Access to the Liberty Star interview is available to registered users of www.ceoradionetwork.com. Click on "Company Webcasts" and register. Registration is free.

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